Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Envivio, Inc. and Subsidiaries

San Francisco, California

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated April 23, 2015, relating to the consolidated financial statements of Envivio, Inc. and Subsidiaries appearing in the Company’s Annual Report on Form 10-K for the year ended January 31, 2015.

/s/ BDO USA, LLP
San Jose, California
April 23, 2015